Exhibit 99.1

Exhibit 99.1 - News Release – First fiscal quarter ended December 29, 2019.

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises reports first quarter; digital-only subscribers surpass 100,000 milestone

DAVENPORT, Iowa (February 6, 2020) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 49 markets, today reported first quarter fiscal 2020 financial results(1) for the period ended December 29, 2019.

First quarter highlights:(2)

•

Total digital revenue was $37.2 million, representing 30.4% of operating revenue. Digital advertising revenue increased 5.1%, after adjusting for non-recurring political revenue in the prior year quarter, and represented 39.5% of total advertising revenue.

•	Revenue at TownNews increased 17.8% from the prior year quarter.
•

Due to timing of strategic pricing actions and print unit declines, subscription revenue was off trend, reflecting the challenging conditions in print. However, digital-only subscribers, which totaled 57,000 in the prior year quarter, increased 84.8% and now total 105,000.

•

Total revenues were $122.3 million in the first quarter, compared to $136.2 million in the prior year quarter. On a same property basis revenues were $119.1 million in the first quarter, compared to $136.2 million in the prior year quarter.

•

Revenue from the management agreement with BH Media Group totaled $4.0 million, a 53.0% increase from the prior year quarter, largely reflecting continued implementation of operational growth initiatives.

•	Cash costs(3) on a same property basis were down 9.3% in the quarter, the result of significant cost actions taken during the quarter.
•	Net income totaled $5.7 million and Adjusted EBITDA(3) totaled $28.1 million.

"We made continued progress on our digital transformation in the first quarter, despite difficult comparisons to strong digital advertising results in the same quarter last fiscal year and continued weakness in print subscriptions,” said Kevin Mowbray, President and Chief Executive Officer.  “We are pleased with the ongoing growth of digital-only subscribers, the performance of our management agreement with BH Media Group, and substantial revenue growth at TownNews. While our total subscription results have been better than industry peers over a sustained period, and remained relatively flat at a negative 1 percent CAGR over the past four years, we had a challenging quarter due to lower print units and timing of strategic pricing actions. We remain committed to driving audience growth and engagement by delivering valuable, local, original news and information to consumers in our markets."

Mowbray continued, "Most importantly, we are excited about the transformational transaction we announced with Berkshire Hathaway last week, which will significantly broaden our scale and unlock $20-25 million of anticipated annual revenue and cost synergies as we benefit from the full integration of publications that we already know well, having managed all but one since 2018."

Tim Millage, Vice President, Chief Financial Officer and Treasurer, said, “As we focus on driving top-line growth across our publications, we remain vigilant on costs. Operating expenses were down 4.5% in the first quarter and cash costs were down 6.5% on a reported basis and down 9.3% on a same property basis, reflecting our ongoing focus on operational efficiency. As we announced last week, the transaction with Berkshire Hathaway will enable us to generate significant synergies across our platform, while refinancing all of our existing debt on attractive terms with a single long-term lender, reducing our leverage ratio and generating $5 million in annual interest rating savings on more than $400 million of refinanced debt.”

FIRST QUARTER OPERATING RESULTS(2)

Operating revenue for the 13 weeks ended December 29, 2019 totaled $122.3 million, compared to $136.2 million in the prior year quarter. On a same property basis, revenue decreased 12.5% in the quarter.

Advertising and marketing services revenue decreased 11.1%, when adjusted for non-recurring political revenue in the prior year. In addition to a strong prior year quarter, the decrease in advertising and marketing services revenue is due to continued softness in print advertising demand resulting in reduced advertising volume primarily from large retail, big box stores and classifieds. Digital advertising and marketing services revenue increased 1.8% to $25.9 million and represented 39.5% of total advertising revenue. Year-over-year comparisons were affected by strong digital advertising sales in the year-ago period related to state political campaigns.

Subscription revenue decreased 9.9% due to lower paid circulation units; consistent with industry trends, partially offset by growth in digital only subscribers and digital only rates.  Average daily newspaper circulation, including TNI and MNI(4) and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.0 million. Digital only subscribers increased 84.8% from the prior year quarter and totaled 105,000 at the end of the quarter.

Other revenue, which primarily consists of digital services revenue, management agreement revenue, commercial printing revenue and revenue from delivery of third party products, increased 6.8% in the current year quarter. The increase was partially due to 17.8% growth at TownNews and $4.0 million of management agreement revenue in the current quarter compared to $2.6 million in the prior year quarter.

Total digital revenue, including digital advertising, digital subscriptions and digital services, was $37.2 million for the quarter and represented 30.4% of our total operating revenue.

Operating expenses for the 13 weeks ended December 29, 2019 decreased 4.5%. Cash costs3 decreased 9.3% on a same property basis.

Compensation decreased 8.1%. Newsprint and ink expense decreased 25.3% due to lower prices and lower volumes from print unit declines. Other operating expenses decreased 2.6% primarily driven by lower legacy print costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other totaled $1.6 million and $0.1 million in the 2020 Quarter and 2019 Quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, operating income totaled $18.3 million in the current year quarter, compared with $27.7 million a year ago.

Interest expense decreased 9.3%, or $1.1 million, in the current quarter due to lower debt balances. The Company recognized non-operating income of $1.0 million in the current year quarter compared to $0.1 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $1.2 million of debt refinancing and administrative costs in the current quarter and $0.9 million in the same quarter of the prior year. The vast majority of the debt financing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $5.3 million, compared with income of $10.4 million a year ago. Adjusted EBITDA(3) for the quarter was $28.1 million.

			13 Weeks Ended
	December 29,		December 30,
	2019		2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	5,320	0.09	10,361	0.18
Adjustments:
Warrants fair value adjustment	(1,017)	(0.02)	(80)	—
Income attributable to Lee Enterprises, Incorporated, as adjusted	4,303	0.07	10,281	0.18

DEBT AND FREE CASH FLOW

As of December 29, 2019, the principal amount of debt was $433.4 million. Debt was reduced $10.2 million in the quarter. The principal amount of our debt, net of cash, is 3.8 times our adjusted EBITDA for the past 12 months ended December 29, 2019. At December 29, 2019, including $4.5 million in cash and availability under our revolving facility(4), liquidity totaled $22.1 million. Excluding future excess cash flow payments, there are no required debt principal payments over the next twelve months.

As announced on January 29, 2020, Lee has entered into a definitive agreement under which Berkshire Hathaway will provide approximately $576 million in long-term financing to Lee to fund the acquisition of 31 Berkshire Hathaway newspaper assets, refinance all of Lee's existing debt, and provide enough cash on Lee's balance sheet to allow for the termination of Lee's revolving credit facility. Subsequent to the deal closing, which is expected in mid-March, Berkshire Hathaway will be Lee's sole lender.

The financing from Berkshire Hathaway will have an interest rate of 9% annually with a 25-year maturity and no performance covenants. The refinancing requires no fees and will result in approximately $5 million of annual interest rate savings relative to Lee's existing debt that is being refinanced.The transaction is valued at 3.3x adjusted EBITDA before anticipated synergies, reducing leverage at closing.

Having held an investor call on January 29, 2020 in connection with the Berkshire Hathaway transaction, Lee will not hold a separate investor conference call today, but invites investor with questions to reach out to Vice President, Chief Financial Officer and Treasurer Tim Millage.  A replay of the January 29, 2020 investor call is accessible at www.lee.net.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and almost 200 weekly and specialty publications serving 49 markets in 19 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	On January 29, 2020, the Company entered into an Asset and Stock Purchase Agreement (“Purchase Agreement”) with Berkshire Hathaway Inc. (“Berkshire”) and BH Media Group, Inc. (“BH Media and “BHMG”). Under the Purchase Agreement, the Company has agreed to purchase certain assets and assume certain liabilities of BH Media’s newspapers and publications business (“BH Media Newspaper Business”), excluding real estate and production equipment, and purchase all of the issued and outstanding capital stock of The Buffalo News, Inc. (“Buffalo News”, collectively, the “Transactions”). Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the Transactions will not be pursued; failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed Transactions; adverse effects on the market price of the Company’s common stock or the Company’s operating results because of a failure to complete the proposed Transactions; failure to realize the expected benefits of the proposed Transactions; failure to promptly and effectively integrate the newspaper operations of Berkshire Hathaway; negative effects relating to the announcement of the proposed Transactions or any further announcements relating to the proposed Transactions; significant transaction costs, unknown or inestimable liabilities and lack of indemnification from Berkshire other than environmental liabilities on real estate at BHMG; potential litigation associated with the proposed Transactions; general economic and business conditions that affect the combined company following the consummation of the proposed Transactions; and the retention of certain key employees.
•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to comply with the financial covenants in our credit facilities;
•	Our ability to refinance our debt as it comes due;
•	Our ability to manage declining print revenue;
•	That the warrants issued in our 2014 refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 Weeks Ended
	December 29,	December 30,	Percent
(Thousands of Dollars, Except Per Share Data)	2019	2018	Change

Advertising and marketing services	65,727	75,962	(13.5)
Subscription	41,694	46,268	(9.9)
Other	14,922	13,971	6.8
Total operating revenue	122,343	136,201	(10.2)
Operating expenses:
Compensation	43,243	47,038	(8.1)
Newsprint and ink	4,736	6,339	(25.3)
Other operating expenses	48,462	49,743	(2.6)
Cash costs	96,441	103,120	(6.5)
Total operating revenue less cash costs	25,902	33,081	(21.7)
Depreciation and amortization	6,719	7,529	(10.8)
Assets loss (gain) on sales, impairments and other, net	814	(100)	NM
Restructuring costs and other	1,632	62	NM
Operating expenses	105,606	110,611	(4.5)
Equity in earnings of associated companies	1,569	2,129	(26.3)
Operating income	18,306	27,719	(34.0)
Non-operating income (expense):
Interest expense	(11,115)	(12,256)	(9.3)
Debt financing and administrative costs	(1,196)	(896)	33.5
Other, net	1,593	665	NM
Non-operating expenses, net	(10,718)	(12,487)	(14.2)
Income before income taxes	7,588	15,232	(50.2)
Income tax expense	1,871	4,513	(58.5)
Net income	5,717	10,719	(46.7)
Net income attributable to non-controlling interests	(397)	(358)	10.9
Income attributable to Lee Enterprises, Incorporated	5,320	10,361	(48.7)

Earnings per common share:
Basic	0.09	0.19	(49.2)
Diluted	0.09	0.18	(48.8)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 29,	December 30,	December 29,
	2019	2018	2019

Net Income	5,717	10,719	10,907
Adjusted to exclude
Income tax expense	1,871	4,513	5,289
Non-operating expenses, net	10,718	12,487	49,120
Equity in earnings of TNI and MNI	(1,569)	(2,129)	(6,561)
Loss (gain) on sale of assets and other, net	814	(100)	3,378
Depreciation and amortization	6,719	7,529	28,522
Restructuring costs and other	1,632	62	13,205
Stock compensation	302	463	1,477
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,918	2,601	8,128
Adjusted EBITDA	28,122	36,145	113,465

SELECTED BALANCE SHEET INFORMATION

	December 29,	September 29,
(Thousands of Dollars)	2019	2019
Cash	4,468	8,645
Debt (Principal Amount):
Notes	356,141	363,420
2nd Lien Term Loan	77,253	80,207
	433,394	443,627

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 29,	December 30,
	2019	2018

Capital expenditures (Thousands of Dollars)	2,458	1,002
Average common shares - basic (Thousands of Shares)	56,270	55,204
Average common shares - diluted (Thousands of Shares)	57,053	56,701
Shares outstanding at end of period (Thousands of Shares)	58,136	57,691

NOTES

(1)

This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)

To facilitate a comparison of our results to prior periods, certain revenue and expense trends are presented on a same property basis and exclude the impact of acquisitions of revenues and expenses in the computation of the trends.

(3)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.

•

Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation.

•

Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(4)

The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.